Exhibit 10.3

Re: Performance Stock Award

The Board of Directors of Hancock Holding Company (the “Company”) is pleased to inform you of your grant of a Performance Stock Award (“Award”), upon the terms and subject to the conditions of this Award Agreement and Appendix A which is attached hereto and made a part hereof by this reference.

1. Award. This Award grants you the opportunity to receive the number of shares of Common Stock of the Company set forth above as Performance Shares Awarded (the “Target Shares”). The number of shares actually payable to you under this Award is contingent on the results of the relative Performance Factor (as defined in Appendix A) during the Performance Period, as measured against the comparator “Peer Group” and on any Negative Discretion factor applied in the Committee’s discretion, as further explained in this Agreement and in Appendix A. The grant date, the Performance Period and other applicable terms of your Performance Stock Award constitute a part of this Award Agreement and are set forth and described in Appendix A.

2. Confidentiality. The information in this Award Agreement is highly confidential. If you have any questions regarding your Award or this Award Agreement, such questions should be directed only to the Human Resources Department, Corporate Trust Department or your immediate supervisor or the supervisors in your chain of command. Neither this award nor any of the provisions of this Award Agreement should be disclosed to or discussed with any other persons, specifically including other personnel of Hancock Holding Company or its subsidiaries. This confidentiality provision is not intended to preclude you from discussing this Award or the contents of this Agreement with your spouse or other members of your immediate family or with your tax advisors. Neither will any disclosure of the Award required to comply with federal or state security or other laws be deemed a violation of this provision.

3. Plan/Committee. This Award is made under the Hancock Holding Company 2005 Long-Term Incentive Plan (the “Plan”). The Plan is administered by a committee appointed by the Board of Directors of the Company (the “Committee”), which has authority to make certain determinations as to the terms of the awards granted under the Plan. Any interpretation of this Award by the Committee and any decision made by it with respect to this Award are final and binding on all persons.

In addition to this Award Agreement and Appendix A, the Award granted to you hereunder is subject to the terms and conditions set forth in the Plan; and in the event of any conflict between the provisions of this Award Agreement, including Appendix A, and the Plan, the Plan shall control. Your award is also subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Award Agreement.

4. Awarded Shares/Issuance of Shares. Following the end of the Performance Period, the number of the Target Shares actually awarded to you (the “Awarded Shares”) will be determined by the Committee based on the Performance Factor and in accordance with the methodology set forth in Appendix A. Except to the extent you elected prior to the granting of this Award to defer all or any portion of the Awarded Shares pursuant to the provisions of the

Hancock Holding Company Nonqualified Deferred Compensation Plan, within two and one-half (2 1/2 ) months of the end of the Performance Period, the Awarded Shares shall be issued to you by the Company. Said Awarded Shares shall be issued in a DRS book entry or, upon your written request to the Committee, in a certificate representing such shares, and shall be subject to the withholding provisions of Section 6 hereof. You will not be required to pay any issue price to the Company in exchange for the Awarded Shares.

5. Termination of Service. Except as otherwise specifically provided in this Section, you must remain in the service of the Company or one of its subsidiaries (employed in a comparable position of responsibility and authority if this Award was granted to you as an associate or as a member of the Board of Directors if the Award is granted to you as a director) throughout the Performance Period to be entitled to receive the shares of Common Stock under this Award. This Award shall automatically terminate in the event of your termination of employment or other service with the Company, for any reason other than (a) due to your death, Disability or normal retirement or (b) following a Change in Control as provided in 8(b) below, at any time prior to the end of the Performance Period. In the event of such termination, all obligations of the Company to you under this Award shall become void and of no further effect.

In the event your employment or other service with the Company and its subsidiaries is terminated due to your Disability or normal retirement during the Performance Period, you will be entitled to a pro rata portion of the Awarded Shares as determined at the end of the Performance Period as provided in Appendix A, based on your period of service during the Performance Period prior to your termination. Said shares shall be issued at the same time as provided in Section 4 as if you had remained employed or otherwise in the service of the Company until the end of the Performance Period; and the shares issued to you shall be subject to the withholding provisions of Section 6 hereof.

In the event of your death during the Performance Period, your beneficiary, or your estate if you have not designated a beneficiary, shall be entitled to a pro rata portion of the number of Target Shares awarded under this Agreement, based on your period of service during the Performance Period prior to your death. Said shares shall be issued to your beneficiary or estate as soon as practicable following your death, but in no event more than ninety (90) days thereafter, and shall be subject to the withholding provisions of Section 6 hereof.

Disability for purposes of this provision shall have the same meaning as in Section 8(b) below. Normal retirement for purposes of this Award shall mean your termination of service with the Company and each of its subsidiaries, for any reason except termination or “Cause,” after you have attained the age of sixty-five (65). For this purpose, “Cause” shall have the same meaning as provided in Section 8(b) below.

6. Tax Withholding. As a condition to receiving the Awarded Shares or any portion thereof under the terms of this Award Agreement, you (or your estate or beneficiary in the event of your death) must remit to the Company an amount equal to the Company’s federal, state and local tax withholding obligation applicable thereto or, alternatively, instruct the Company to withhold a portion of such shares to cover such withholding obligation. In the event no such remittance or instruction is received by the Company prior to the date the shares are to be issued, the Company shall automatically withhold a portion of the shares with a fair market value equal to the Company’s withholding obligation.

7. Shareholder Rights. You have no rights as a shareholder with respect to the shares of Common Stock subject to this Award during the Performance Period or at any time until the Awarded Shares, or any portion thereof, are issued to you as provided herein. You shall not be entitled to any dividends or dividend equivalents unless and until such time as the Awarded Shares, or any portion thereof, are issued to you.

8. Change in Control. Notwithstanding any other provision of this Award, in the event of the occurrence of a Change in Control (as defined in the Plan and Prospectus) during the Performance Period and while you are employed by the Company, the following provisions shall determine the extent, if any, to which you are entitled to receive any portion of the Target Shares:

(a) If a Change in Control occurs during the one-year period beginning on the first day of the Performance Period, this Award shall terminate, no portion of the Target Shares will be awarded to you, and all obligations of the Company to you under this Award Agreement shall be void and of no further effect.

(b) If a Change in Control occurs at any other time during the Performance Period, you shall be entitled to a pro-rata portion of the Awarded Shares determined under the provisions of Appendix A based on actual performance results for the portion of the Performance Period ending on the date of the Change in Control. Such shares will be issued to you following the end of the Performance Period as otherwise provided herein, provided you remain employed by the Company or its subsidiaries (or the surviving entity in such Change in Control) throughout the Performance Period. However, if within the two-year period commencing on the closing date of such Change in Control your employment is involuntarily terminated for any reason other than “Cause”, or is terminated due to your Disability, or if you voluntarily terminate your employment for “Good Reason”, such shares will be issued to you as soon as feasible following your termination of employment, but in no event more than ninety (90) days after the date of your termination of employment, subject to the withholding provisions of Section 6 hereof. For purposes of this provision, the following definitions shall apply:

(1)

“Cause” shall mean (1) your commitment of an intentional act of fraud, embezzlement, or theft in the course of your employment or other engagement in any intentional misconduct or gross negligence which is materially injurious to Company’s business, financial condition or business reputation; (2) your commitment of intentional damage to the property of Company or your intentional wrongful disclosure of confidential information which is materially injurious to Company’s business, financial condition or business reputation; (3) your intentional refusal to perform the material duties of your position, without cure, or the beginning of cure, within five (5) days of written notice from Company; (4) commitment of a material breach of an employment agreement with the Company (if any); (5) your failure to show up at Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from Company; or

(6) your entry of a guilty plea or a plea of no contest with regard to any felony. Any reference to Company in the preceding sentence includes each of its subsidiaries.

(2)	“Good Reason” shall mean a reduction of more than 10% in your base salary, a transfer to a position with a pay grade more than two pay grades below your current position or a transfer to a jobsite more than 35 miles from your current jobsite.

(3)	“Disability” shall mean such disability as entitles you to disability benefits under the Social Security Act as amended to the date of inception of such disability.

(4)	In the event a Change in Control Employment Agreement between you and the Company is in effect at the time of the Change in Control, “Cause”, “Good Reason” and “Disability” shall have the same respective meanings as provided in such Change in Control Employment Agreement in lieu of the definitions contained herein.

Notwithstanding the preceding, in the event the surviving entity in a Change in Control does not assume the Company’s obligations under the Plan and this Agreement or convert your rights hereunder into equivalent rights to equity in the surviving entity in connection with such Change in Control, the Board of Directors of the Company may, in its discretion, provide for such shares to be issued to you within ninety (90) days of the closing date of such Change in Control whether or not your employment with the Company and its subsidiaries is terminated.

9. Section 409A. Except as otherwise may be affected by the provisions of Section 5 regarding normal retirement and Disability, any amounts that may be earned pursuant to this Award Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, by reason of the short-term deferral exemption under applicable Treasury Regulations. This Award shall be administered, interpreted and construed to carry out such intention, including amending the terms of the Award and this Award Agreement without your consent if deemed necessary, and any provision hereof that cannot be so administered, interpreted and construed shall be disregarded.

With respect to shares to be issued hereunder in the event of your normal retirement or Disability, the provisions hereof regarding such issuance are intended to comply with the provisions of Section 409A and shall be administered, interpreted and construed to carry out such intention, including amending the terms of the Award and this Award Agreement without your consent if deemed necessary, and any provision hereof that cannot be so administered, interpreted and construed shall be disregarded. In no event shall the issuance of such shares be accelerated or deferred, except as may be allowed in accordance with the provisions of Section 409A.

In no event, however, does the Company represent, warrant or guarantee that any amount that may be earned hereunder will not be includible in your gross income pursuant to Section

409A of the Code, nor does the Company make any other representation, warranty or guaranty to you as to the tax consequences of this Award.

10. Miscellaneous Provisions. Before accepting this Award, you should review the Plan and Prospectus. You may access copies of these documents from the link provided in this notification. You should pay particular attention to the Plan since it sets forth other provisions which cover your Award. Also, you should note that the acceptance of your Award means that you have agreed to take any reasonable action required to meet the requirements imposed by Federal and State securities and other laws, rules or regulations and by any regulatory agencies having jurisdiction and you have agreed to allow the Company to withhold from any payments made to you, or to collect as a condition of payment, any taxes required by law to be withheld because of this Award. The Prospectus contains an explanation of certain Federal Income Tax consequences and is current as of the date of the Prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any given time.

This Award Agreement is required by the Plan. This Award Agreement is binding upon, and inures to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Your rights hereunder are personal to you and may not be assigned to any other person or persons. This Award Agreement is binding on you and your beneficiaries, heirs and personal representatives.

Your electronic acceptance of this Performance Stock Award indicates your acceptance of this Award Agreement and the terms and provisions of this grant.

Please remember the strict confidentiality requirements of this Agreement.

Again, we congratulate you on your Award. Thank you for your service to Hancock Holding Company.

APPENDIX A

PERFORMANCE STOCK AWARD AGREEMENT

(Relative Total Shareholder Return Performance Measure)

Grant Date:                          , 20

Performance Period: January 1, 20     through December 31, 20

Relative Factors for Determining Amount Payable Pursuant to Performance Stock Award

The number of actual shares of Common Stock payable under the Performance Stock Award (the “Awarded Shares”) will be based on the results of the following relative performance factor (“Performance Factor”) during the Performance Period, as measured against the comparator “Peer Group,” and as reduced, in the Committee’s sole discretion, by Negative Discretion:

Total Shareholder Return (TSR). Total Shareholder Return means the trailing 30-trading day average stock price for the period ending December 31, 20     (“Calculation Period”) compared to the trailing 30-trading day average stock price for the period ending December 31, 20     (“Calculation Period”) for the Company and the Peer Group. The trailing 30-trading day average stock price will be determined by averaging the closing stock price for each day during the trailing 30-trading day period ending on the applicable December 31.

Peer Group. The “Peer Group” is made up of the following:

Company	Ticker	Company	Ticker
Associated Banc-Corp	ASBC	Iberiabank Corp	IBKC
Astoria Financial Corp	AF	Intl Bancshares Corp	IBOC
Bancorpsouth Inc	BXS	Keycorp	KEY
Bank of Hawaii Corp	BOH	M & T Bank Corp	MTB
Bankunited Inc	BKU	Mb Financial Inc/Md	MBFI
Bok Financial Corp	BOKF	New York Cmnty Bancorp Inc	NYB
Capitol Federal Finl Inc	CFFN	Old National Bancorp	ONB
Cit Group Inc	CIT	People’s United Finl Inc	PBCT
City National Corp	CYN	Privatebancorp Inc	PVTB
Comerica Inc	CMA	Prosperity Bancshares Inc	PB
Commerce Bancshares Inc	CBSH	Signature Bank/Ny	SBNY
Cullen/Frost Bankers Inc	CFR	Susquehanna Bancshares Inc	SUSQ
East West Bancorp Inc	EWBC	Svb Financial Group	SIVB
Federal Agriculture Mtg Cp	AGM	Synovus Financial Corp	SNV
First Citizens Bancsh -CI A	FCNCA	Tcf Financial Corp	TCB
First Horizon National Corp	FHN	Texas Capital Bancshares Inc	TCBI
First Midwest Bancorp Inc	FMBI	Tfs Financial Corp	TFSL
First Niagara Financial Grp	FNFG	Trustmark Corp	TRMK
First Republic Bank	FRC	Umb Financial Corp	UMBF
Firstmerit Corp	FMER	Umpqua Holdings Corp	UMPQ
Flagstar Bancorp Inc	FBC	Valley National Bancorp	VLY
Fulton Financial Corp	FULT	Washington Fed Inc	WFSL
Hancock Holding Co	HBHC	Webster Financial Corp	WBS
Hudson City Bancorp Inc	HCBK	Wintrust Financial Corp	WTFC
Huntington Bancshares	HBAN	Zions Bancorporation	ZION
n=50

A Peer Group member shall be removed if it is acquired during the Performance Period.

Calculation of Performance

For the Performance Factor, the performance for the Company and the Peer Group members will be determined and then the percentile ranking of the Company shall be determined as compared to the Peer Group. The Company’s Percentile Rank will be used to determine the percentage, if any, of the Shares earned under the Performance Stock Award.

The table below shows the percentage of Shares to be issued with respect to each Performance Stock Award at various performance levels:

Average Percentile Rank vs. Peer Group	% of Shares Earned	Performance Level
< 40th	0%
40th	50%	Threshold
50th	100%	Target
≥ 90th	200%	Maximum

The number of performance shares earned will be interpolated on a linear basis between threshold-target and target-maximum performance. For example, if the

•	Company’s relative TSR is at the 46th percentile, 80% of the shares subject to the target award will be issued

•	Company’s relative TSR is at the 74th percentile, 160% of the shares subject to the target award will be issued

Determination of Award Shares/Application of Negative Discretion

The number of Awarded Shares shall be equal to the performance shares earned as determined above, as such earned shares may be reduced by the Committee, in its discretion, by Negative Discretion (as defined in the Plan). Negative Discretion factors that may be considered by the Committee in determining the Awarded Shares include the actual shareholder experience over the Performance Period, such as, an actual negative return on an investment.

For example, if the actual TSR for the performance period was -5.0%, but based on relative performance among the Peer Group, the Company ranked at the 91st percentile, the target award would vest at 200%. The Committee may be uncomfortable with this level of payout given the negative shareholder experience over the Performance Period. The Committee in such a case may exercise its discretion to apply Negative Discretion to reduce the number of shares that vest to, for example, 150% of target to show an understanding of both executive performance (significantly better relative performance in tough economic cycles) and shareholder experience (actual negative return on investment over period).

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Committee will review and approve the final performance results for the Performance Factor and determine the number of performance shares earned and the number of the Awarded Shares. The Awarded Shares will be distributed in accordance with the timing set forth in the Performance Stock Award Agreement.